Exhibit 99.1

Shell Midstream Partners, L.P. Names Kevin Nichols as Next CEO

HOUSTON, January 10, 2018 – Shell Midstream Partners, L.P. (NYSE: SHLX) announced today that after a distinguished 38-year career with Royal Dutch Shell plc, John Hollowell will retire as President and Chief Executive Officer of Shell Midstream Partners GP LLC, our general partner, effective March 31, 2018. Kevin Nichols, Vice President for Shell Pipeline Company LP, will succeed John, and will report to Shell’s Downstream Director, John Abbott.

Kevin joined Shell in 1992 and has held roles with increasing responsibility within Shell’s Retail business and Shell’s Downstream Strategy group in London. In 2012, Kevin was named Vice President for Shell Pipeline Company LP, responsible for business development, joint ventures, oil movements, and portfolio activity. Kevin was involved with the formation of Shell Midstream Partners and has served as an officer of the MLP since the initial public offering in 2014. Kevin also currently serves as Chairman of the Board of Colonial Pipeline company.

“John has been a driving force behind Shell Midstream Partners and its consistent delivery,” said John Abbott. “The partnership has matured greatly under his leadership and is well positioned for continued success.”

“I am excited to lead this great company,” said Kevin. “We have a proven track record of delivery, and I look forward to growing Shell Midstream Partners and further positioning the company as one of the most valuable MLPs in the market.”

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ABOUT SHELL MIDSTREAM PARTNERS, L.P.

Shell Midstream Partners, headquartered in Houston, Texas, is a fee-based, growth-oriented midstream master limited partnership formed by Royal Dutch Shell plc to own, operate, develop and acquire pipelines and other midstream assets. Shell Midstream Partners’ assets consist of interests in entities that own crude oil and refined products pipelines serving as key infrastructure to transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and to deliver refined products from those markets to major demand centers, as well as interests in entities that own natural gas and refinery gas pipelines which transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

For more information on Shell Midstream Partners and the assets owned by the partnership, please visit www.shellmidstreampartners.com.

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